                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 IMAGEMAX, INC.
                  ____________________________________________
                                (Name of Issuer)

                                  COMMON STOCK
                  ____________________________________________
                         (Title of Class of Securities)

                                   45245V 10 1
                                _________________
                                 (CUSIP Number)

                                  June 13, 2002
                  _____________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 11 pages

CUSIP No.  45245V 10 1                13G                   Page 2 of 11 pages
           ___________                                           __   __


1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     TDH III, L.P. - I.R.S. No. 23-2712302
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                             (b) [ X ]
______________________________________________________________________________
3.  SEC USE ONLY

______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
______________________________________________________________________________
                5.  SOLE VOTING POWER

                ______________________________________________________________
 NUMBER OF      6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,314,510
  OWNED BY      ______________________________________________________________
    EACH        7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON       ______________________________________________________________
    WITH        8.  SHARED DISPOSITIVE POWER

                    1,314,510
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,314,510
______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [  ]
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.21%
______________________________________________________________________________
12. TYPE OF REPORTING PERSON*

    PN
______________________________________________________________________________

CUSIP No.  45245V 10 1                13G                   Page 3 of 11 pages
           ___________                                          __    __
______________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     TDH III Partners, L.P. - I.R.S. No. 23-2712304
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                             (b) [ X ]
______________________________________________________________________________
3.  SEC USE ONLY

______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
______________________________________________________________________________
                5.  SOLE VOTING POWER

                ______________________________________________________________
 NUMBER OF      6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,314,510
  OWNED BY      ______________________________________________________________
    EACH        7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON       ______________________________________________________________
    WITH        8.  SHARED DISPOSITIVE POWER

                    1,314,510
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,314,510
______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [  ]
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.21%
______________________________________________________________________________
12. TYPE OF REPORTING PERSON*

    PN
______________________________________________________________________________

CUSIP No.  45245V 10 1                13G                   Page 4 of 11 pages
           ___________                                           __   __
______________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James M. Buck, III - S.S. No. ###-##-####
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                             (b) [ X ]
______________________________________________________________________________
3.  SEC USE ONLY
______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
______________________________________________________________________________
                5.  SOLE VOTING POWER

                    0
                ______________________________________________________________
 NUMBER OF      6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY      ______________________________________________________________
    EACH        7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           0
    WITH        ______________________________________________________________
                8.  SHARED DISPOSITIVE POWER

                    0
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [   ]
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    N/A
______________________________________________________________________________
12. TYPE OF REPORTING PERSON*

    IN

CUSIP No.  45245V 10 1                13G                   Page 5 of 11 pages
           ___________                                           __   __
______________________________________________________________________________

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.B. Doherty - S.S. No. ###-##-####
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                             (b) [ X ]
______________________________________________________________________________
3.  SEC USE ONLY
______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
______________________________________________________________________________
                5.  SOLE VOTING POWER

                    149,000
                ______________________________________________________________
 NUMBER OF      6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        1,314,510
  OWNED BY      ______________________________________________________________
    EACH        7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           149,000
    WITH        ______________________________________________________________
                8.  SHARED DISPOSITIVE POWER

                    1,314,510
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,463,510
______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [   ]
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    18.04%
___________________________________________________________________________
12. TYPE OF REPORTING PERSON*

    IN

CUSIP No.  45245V 10 1                13G                   Page 6 of 11 pages
           ___________                                           __   __
______________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen W. Harris - S.S. No. ###-##-####
______________________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                             (b) [ X ]
______________________________________________________________________________
3.  SEC USE ONLY
______________________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
______________________________________________________________________________
                5.  SOLE VOTING POWER

                     29,000
                ______________________________________________________________
 NUMBER OF      6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY      ______________________________________________________________
    EACH        7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           29,000
    WITH        ______________________________________________________________
                8.  SHARED DISPOSITIVE POWER

                    0
______________________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    29,000
______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    [   ]
______________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.43%
______________________________________________________________________________
12. TYPE OF REPORTING PERSON*

    IN

CUSIP No.  45245V 10 1                13G                   Page 7 of 11 pages
           ___________                                           __   __
______________________________________________________________________________
Item 1(a).  Name of Issuer
            ______________

            ImageMax, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices
            _______________________________________________

            ImageMax, Inc.
            455 Pennsylvania Avenue, Suite 200
            Fort Washington, PA 19034

Item 2(a).  Name of Person Filing
            _____________________

            This schedule is being filed on behalf of (i) TDH III, L.P.,
            (ii) TDH III Partners, L.P., its general partner, and (iii)
            James M. Buck, III, J.B. Doherty and Stephen W. Harris, the general partners of TDH III Partners, L.P.

Item 2(b).  Address of Principal Business Office, or, if none, Residence
            ____________________________________________________________

            The business office of each of the reporting persons is:
            919 Conestoga Road,
            Building 1, Suite 301
            Rosemont, PA 19010

Item 2(c).  Citizenship
            ___________

            TDH III, L.P. is a Delaware limited partnership
            TDH III Partners, L.P. is a Delaware limited partnership
            James M. Buck, III, J.B. Doherty and Stephen W. Harris are citizens of the United States

Item 2(d).  Title of Class of Securities
            ____________________________

            Common Stock, no par value

Item 2(e).  CUSIP Number
            ____________

            45245V 10 1

CUSIP No.  45245V 10 1                13G                   Page 8 of 11 pages
           ___________                                           __   __
______________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

         (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership
             ________

     (a) Amount beneficially owned: A convertible subordinated promissory note convertible into 1,314,510 shares of the issuer's common stock is beneficially owned by TDH III, L.P., by TDH III Partners, L.P., as general partner, and by J.B. Doherty, as managing partner of TDH III Partners, L.P. J.B. Doherty also owns individually 145,000 shares of the issuer's common stock and 4,000 shares issuable upon exercise of stock options.

     (b) Percent of class: TDH III, L.P. and TDH III Partners, L.P. each beneficially owns 16.21%, and J.B. Doherty beneficially owns 18.04%.

     (c) TDH III Partners, L.P., as general partner, and J.B. Doherty, as managing partner of TDH III Partners, L.P., have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 1,314,510 shares of the issuer's common stock on behalf of TDH III, L.P. J.B. Doherty has sole power to vote or to direct the vote and sole power to dispose

CUSIP No.  45245V 10 1                13G                   Page 9 of 11 pages
           ___________                                           __   __
______________________________________________________________________________

or to direct the disposition of 149,000 shares of the issuer's common stock, which includes 4,000 shares issuable upon exercise of stock options.

Item 5.  Ownership of Five Percent or Less of a Class
         ____________________________________________

     Although James M. Buck, III and Stephen W. Harris reported beneficially owning in excess of five percent of the issuer's common stock in a prior report, each of Mr. Buck and Mr. Harris beneficially owns less than five percent (5%) of the issuer's securities, since James W. Buck, III has neither sole nor shared voting or investment power over any of the securities of the issuer, and Stephen
W. Harris has sole voting and dispositive power over only 0.43% of the securities of the issuer.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         _______________________________________________________________

     No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the issuer's shares which are the subject of this Schedule 13G, except, indirectly, the right of the limited partners of TDH III, L.P. and TDH III Partners, L.P. to receive the dividends from, and the proceeds of sale in respect to, the shares held by TDH III, L.P.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         _____________________________________________________________________

         Not Applicable

Item 8.  Identification and Classification of Members of the Group
         _________________________________________________________

         Not Applicable

Item 9.  Notice of Dissolution of Group
         ______________________________

         Not Applicable

Item 10. Certification
         _____________

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  45245V 10 1                13G                   Page 10 of 11 pages
           ___________                                           __    __
______________________________________________________________________________

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 9, 2003
___________________
Date

TDH III, L.P.

By:  TDH III Partners, L.P., General Partner

     By: /s/ JAMES M. BUCK, III
         ______________________________________
         James M. Buck, III, as general partner

TDH III Partners, L.P.

By: /s/ JAMES M. BUCK, III
    ___________________________________________
    James M. Buck, III, as general partner

/s/ JAMES M. BUCK, III
_______________________________________________
James M. Buck, III

/s/ J.B. DOHERTY
_______________________________________________
J.B. Doherty

/s/ STEPHEN W. HARRIS
_______________________________________________
Stephen W. Harris

                                    EXHIBIT A

                             Joint Filing Agreement

     The Undersigned agree that the foregoing Schedule 13G, dated January 9, 2003 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(f).

Dated January 9, 2003

TDH III, L.P.

By:  TDH III Partners, L.P.

     By: /s/ JAMES M. BUCK, III
         _____________________________

     Name: James M. Buck, III
           ___________________________

     Title: General Partner
            __________________________

TDH III Partners, L.P.

     By: /s/ JAMES M. BUCK, III
         _____________________________

     Name: James M. Buck, III
           ___________________________

     Title: General Partner
            __________________________

/s/ JAMES M. BUCK, III
______________________________________
James M. Buck, III

/s/ J.B. DOHERTY
______________________________________
J.B. Doherty

/s/ STEPHEN W. HARRIS
______________________________________
Stephen W. Harris